CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Brown Advisory – Macquarie Asia New Stars Fund (Formerly, Brown Advisory Emerging Markets Small-Cap Fund) and to the use of our reports dated August 26, 2016 on the financial statements and financial highlights of Brown Advisory – Macquarie Asia New Stars Fund. Such financial statements and financial highlights appear in the 2016 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
May 1, 2017